                                                                    Exhibit 99.1

NCO group(R)

                                                                    NEWS RELEASE

For Immediate Release


          NCO GROUP ANNOUNCES FIRST QUARTER RESULTS OF $0.41 PER SHARE
              AND INVESTOR GUIDANCE FOR THE SECOND QUARTER OF 2003


HORSHAM, PA, May 6, 2003 - NCO Group, Inc. ("NCO" or the "Company") (Nasdaq:
NCOG), a leading provider of accounts receivable management and collection services, announced today that during the first quarter it achieved net income of $0.41 per share, on a diluted basis.

Revenue in the first quarter of 2003 was $189.0 million, an increase of 0.5%, or $1.0 million, from revenue of $188.0 million in the first quarter of the previous year. Net income was $11.2 million, or $0.41 per share, on a diluted basis, as compared to net income of $17.4 million, or $0.61 per share, on a diluted basis, in the first quarter a year ago.

NCO's operations are currently organized into market specific divisions that include: U.S. Operations, Portfolio Management and International Operations. These divisions accounted for $173.1 million, $18.2 million and $15.8 million of the revenue for the first quarter of 2003, respectively. Included in U.S. Operations' revenue was $12.3 million from Portfolio Management and included in International Operations' revenue was $5.8 million from U.S. Operations. In the first quarter of 2002, these divisions accounted for $171.4 million, $16.3 million and $10.6 million of the revenue, respectively, before intercompany eliminations of $8.3 million included in U.S. Operations and $2.0 million included in International Operations.

NCO's payroll and related expenses and its selling, general and administrative expenses as a percentage of revenue increased for the first quarter of 2003 as compared to the same period in the prior year. This increase was due to the method of recognizing revenue for a long-term collection contract that defers certain revenues into future periods while the related costs are expensed as incurred. The increase in NCO's selling, general and administrative expenses was also attributable to incremental costs associated with continuing efforts to maximize collections for clients in a difficult economic environment. These costs included additional legal and forwarding fees as a result of the increase in the use of our attorney network.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "During the first quarter, NCO met all of its operational and financial objectives. Revenue and EPS were in line with expectations. More importantly, the strategies we established, and their tactical execution over the last six quarters, have begun to pay off with incremental business opportunities from both new and existing clients. This will benefit us as we move forward through the year and beyond."

NCO also announced that it expects earnings per share, on a diluted basis, to be approximately $0.37 to $0.43 per share for the second quarter of 2003.

NCO will host an investor conference call on Wednesday, May 7, 2003 at 11:30 a.m., ET, to discuss the items discussed in this press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (888) 209-7450 (domestic callers) or (706) 643-7734 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 185669.

NCO Group, Inc. is the largest provider of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail and commercial, utilities, education, telecommunications, and government sectors.

For further information:

At NCO Group, Inc.                      At FRB / Weber Shandwick
Michael J. Barrist,                     Joe Calabrese (General) - (212) 445-8434
Chairman and CEO                        Nicole Engel (Analysts) - (212) 445-8452
Steven L. Winokur,
EVP, Finance and CFO
(215) 441-3000
www.ncogroup.com

                 ----------------------------------------------

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements concerning projections, statements as to the economy and its effects on NCO's business, statements as to trends, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, risks relating to any adverse impact of restating the Company's historical financial statements and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                        --------------------------------

                       NCO GROUP, INC.
              Unaudited Selected Financial Data
        (in thousands, except for per share amounts)


Statements of Income:
                                                                      For the Three Months
                                                                         Ended March 31,
                                                              --------------------------------------
                                                                    2002                 2003
                                                              -----------------    -----------------

Revenue                                                              $ 188,007            $ 189,017

Operating costs and expenses:
       Payroll and related expenses                                     86,120               88,298
       Selling, general and administrative expenses                     61,073               68,958
       Depreciation and amortization expense                             6,226                7,856
                                                              -----------------    -----------------
                                                                       153,419              165,112
                                                              -----------------    -----------------
                                                                        34,588               23,905

Other income (expense):
       Interest and investment income                                      667                  836
       Interest expense                                                 (4,986)              (5,819)
       Other income (expense)                                             (595)                   -
                                                              -----------------    -----------------
                                                                        (4,914)              (4,983)
                                                              -----------------    -----------------
Income before income taxes                                              29,674               18,922

Income tax expense                                                      11,255                7,179
                                                              -----------------    -----------------

Income from operations before minority interest                         18,419               11,743

Minority interest                                                         (972)                (551)
                                                              -----------------    -----------------

Net income                                                            $ 17,447             $ 11,192
                                                              =================    =================

Net income per share:
       Basic                                                            $ 0.68               $ 0.43
                                                              =================    =================
       Diluted                                                          $ 0.61               $ 0.41
                                                              =================    =================

Weighted average shares outstanding:
       Basic                                                            25,855               25,908
       Diluted                                                          29,903               29,718


Selected Balance Sheet Information:
                                                                    As of                As of
                                                                December 31,           March 31,
                                                                    2002                 2003
                                                              -----------------    -----------------
Cash and cash equivalents                                             $ 25,159             $ 30,692
Current assets                                                         215,226              232,029
Total assets                                                           966,281              983,939

Current liabilities                                                    109,242              116,368
Long-term debt, net of current portion                                 334,423              326,872
Shareholders' equity                                                   435,762              449,991



                                 NCO GROUP, INC.
                        Unaudited Selected Financial Data
                  (in thousands, except for per share amounts)


Consolidating Statements of Income:
                                                                             For the Three Months Ended March 31, 2003
                                                          --------------------------------------------------------------------------
                                                                                                 Intercompany
                                                            NCO Group       NCO Portfolio        Eliminations        Consolidated
                                                          --------------   -----------------   ------------------   ----------------

Revenue                                                       $ 183,115            $ 18,232            $ (12,330)         $ 189,017

Operating costs and expenses:
       Payroll and related expenses                              87,818                 480                                  88,298
       Selling, general and administrative expenses              68,167              13,121              (12,330)            68,958
       Depreciation and amortization expense                      7,748                 108                                   7,856
                                                          --------------   -----------------   ------------------   ----------------
                                                                163,733              13,709              (12,330)           165,112
                                                          --------------   -----------------   ------------------   ----------------
                                                                 19,382               4,523                    -             23,905

Other income (expense):
       Interest and investment income                               505                 494                 (163)               836
       Interest expense                                          (3,259)             (2,653)                  93             (5,819)
                                                          --------------   -----------------   ------------------   ----------------
                                                                 (2,754)             (2,159)                 (70)            (4,983)
                                                          --------------   -----------------   ------------------   ----------------
Income before income tax expense                                 16,628               2,364                  (70)            18,922

Income tax expense                                                6,319                 860                                   7,179
                                                          --------------   -----------------   ------------------   ----------------

Income from operations before minority interest                  10,309               1,504                  (70)            11,743

Minority interest (1)                                                 -                 (70)                (481)              (551)
                                                          --------------   -----------------   ------------------   ----------------

Net income                                                     $ 10,309             $ 1,434               $ (551)          $ 11,192
                                                          ==============   =================   ==================   ================

(1) NCO Group owns 63% percent of the outstanding common stock of NCO Portfolio Management, Inc.